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                                                                                                                   Exhibit 12
Main Place Funding, LLC
Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)

                                             Three Months        Year           Year           Year           Year           Year
                                                Ended            Ended          Ended          Ended          Ended          Ended
                                              March 31       December 31,    December 31    December 31    December 31   December 31
                                                2000             1999            1998           1997           1996           1995
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
Income before taxes                             $ 236,245      $ 1,257,141     $2,341,426     $1,294,152      $ 216,709     $ 48,070

Fixed charges:
     Interest expense                              97,950          477,810      1,056,419        595,818        255,318      145,822
     Amortization of debt discount and
       appropriate issuance costs                     928            3,306          3,128          3,713          2,856          983
                                                ------------------------------------------------------------------------------------
        Total fixed charges                        98,878          481,116      1,059,547        599,531        258,174      146,805

Earnings before fixed charges                   $ 335,123      $ 1,738,257     $3,400,973     $1,893,683      $ 474,883    $ 194,875
                                                ====================================================================================

Fixed charges                                    $ 98,878        $ 481,116     $1,059,547      $ 599,531      $ 258,174    $ 146,805
                                                ====================================================================================

Ratio of Earnings to Fixed Charges                   3.39             3.61           3.21           3.16           1.84         1.33



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